Exhibit 99.1

Gaming Partners International Corporation Reports Financial Results for the Third Quarter and First Nine Months of 2014

Las Vegas, NV (PR Newswire) (November 12, 2014) — Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced financial results for the third quarter and nine months ended September 30, 2014.

For the third quarter of 2014, our revenues were $20.3 million, an increase of $6.8 million, or 49.8%, compared to revenues of $13.5 million for the same period of 2013. For the third quarter of 2014, our net income was $2.8 million, compared to a net income of $0.1 million for the same period in 2013. The increase in our revenues and net income for the three months ended September 30, 2014, was directly attributable to the business generated from our acquisition of the gaming assets of GemGroup and the increase of currency sales in the Asia region.

For the first nine months of 2014, our revenues were $41.0 million, a decrease of $1.4 million, or 3.3%, compared to revenues of $42.4 million for the same period of 2013. For the first nine months of 2014, our net income was $0.5 million, compared to net income of $0.6 million for the same period of 2013. The decrease in our results for the nine months ended September 30, 2014, was due to the overall decrease in currency sales and the increase in income tax expense, offset by the business generated from our acquisition of the gaming assets of GemGroup.

“We do not expect any major casino openings for the remainder of 2014 but we are actively working on securing orders for 2015 casino openings,” commented Greg Gronau, GPIC President, Chief Executive Officer, Treasurer and Secretary. “Following our acquisition, we have started consolidating our card production in Blue Springs, Missouri. This will result in approximately $0.4 million of of pre-tax, one time charges but it will provide significant savings in the manufacturing of cards. This is in line with our overall plan to streamline our operations and reduce our overheads and operating expenses.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset®, Bud Jones® and Gemaco®, GPIC provides casino currency such as chips, plaques and jetons; gaming furniture and table accessories; table layouts; playing cards; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino currency and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Blue Springs, Missouri; Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to future share repurchases; costs and benefits of restructuring; potential acquisitions and the successful integration of acquired businesses; new products; anticipated future sales or the timing thereof; fulfillment of product orders; the long-term growth and prospects of our business or any jurisdiction in which we operate; the duration or effects of unfavorable economic conditions which may reduce our sales; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2013, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:

Gregory Gronau, President, Chief Executive Officer, Treasurer and Secretary

+1.702.384.2425

investorrelations@gpigaming.com

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share amounts)

	September 30,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$9,745	$14,492
Marketable securities	1,597	5,724
Accounts receivable, net	10,628	5,905
Inventories	10,730	7,407
Prepaid expenses	706	965
Deferred income tax asset	619	628
Other current assets	2,454	3,054
Total current assets	36,479	38,175
Property and equipment, net	14,460	10,996
Intangibles, net	2,873	985
Goodwill	10,275	-
Deferred income tax asset	3,220	3,643
Inventories, non-current	443	175
Other assets	2,239	1,475
Total assets	$69,989	$55,449

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Demand line of credit	$10,000	$-
Accounts payable	4,791	2,291
Accrued liabilities	4,140	2,918
Customer deposits and deferred revenue	2,175	646
Income taxes payable	244	251
Total current liabilities	21,350	6,106
Deferred income tax liability	1,821	1,870
Other liabilities	51	-
Total liabilities	23,222	7,976
Commitments and contingencies - see Note 9
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,
none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value,
8,207,077 and 7,916,094 issued and outstanding, respectively	82	82
Additional paid-in capital	19,877	19,771
Treasury stock at cost: 290,983 shares	(2,262)	(2,262)
Retained earnings	28,688	28,205
Accumulated other comprehensive income	382	1,677
Total stockholders' equity	46,767	47,473
Total liabilities and stockholders' equity	$69,989	$55,449

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues	$20,253	$13,519	$41,028	$42,433
Cost of revenues	13,447	9,095	28,710	29,343
Gross profit	6,806	4,424	12,318	13,090

Marketing and sales	1,840	1,683	4,486	4,692
General and administrative	2,041	2,249	6,151	6,730
Research and development	324	467	1,178	1,495
Operating income	2,601	25	503	173
Other income and (expense), net	127	(8)	232	30
Income before income taxes	2,728	17	735	203
Income tax provision (benefit)	(40)	(66)	252	(359)
Net income	$2,768	$83	$483	$562

Earnings per share:
Basic	$0.35	$0.01	$0.06	$0.07
Diluted	$0.35	$0.01	$0.06	$0.07
Weighted-average shares of common stock outstanding:
Basic	7,916	7,917	7,916	7,950
Diluted	8,015	8,001	8,016	8,033